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                           BIG V SUPERMARKETS, INC.
                                PROMISSORY NOTE



For value received, the undersigned (the Obligor) promises to pay to the order of Big V Holding Corp., a Delaware corporation, with its principal executive offices located at 75 State Street, Boston, Massachusetts 02109 (the Company), the principal sum of Three Hundred Thousand Dollars ($300,000) (the Principal Amount) in lawful money of the United States of America, together with all accrued but unpaid interest, on December 31, 2003 (the Maturity Date), subject to the terms outlined below:

     . The note, together with accrued but unpaid interest thereon, will be forgiven in its entirety at the maturity date if the obligor remains in the employ of Big V Supermarkets, Inc. through the maturity date (December 31, 2003).

     . The note, together with accrued but unpaid interest thereon, will be forgiven in its entirety upon a change of control, directly or indirectly, of fifty percent or more of the outstanding voting securities of the Company or any of its subsidiaries and employment in the new company is not continued.

     . The note, together with accrued but unpaid interest thereon, will be due and payable if the obligor leaves the employ of the company at any time prior to the maturity date, other than a termination without cause (as defined in the undersigned's Employment Agreement with the Company.).

     . Interest shall accrue at the minimum rate allowed under Internal Revenue Service regulations.

In witness whereof, the Note has been duly executed and delivered by the Obligor on the date first above written.


                                        /s/ James A. Toopes, Jr.
                                        ------------------------
                                        James A. Toopes, Jr.

                                        264 Highland Avenue
                                        Ridgewood, New Jersey  07450

Date:  December 28, 1998
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